UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 15, 2018 (March 15, 2018)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-16725	42-1520346
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer Identification Number)
incorporation)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 15, 2018 (the “Closing Date”), pursuant to separate Purchase Agreements among Principal Financial Group, Inc., (the “Company”), Principal Financial Services, Inc. (“PFSI”), Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers, and the Trusts (as defined herein), High Street Funding Trust I, a Delaware statutory trust (the “2028 Trust”), completed the issuance and sale of 400,000 of its Pre-Capitalized Trust Securities redeemable February 15, 2028 (the “2028 P-Caps”) for an aggregate purchase price of $400,000,000 and High Street Funding Trust II, a Delaware statutory trust (the “2048 Trust” and, together with the 2028 Trust, the “Trusts”), completed the issuance and sale of 350,000 of its Pre-Capitalized Trust Securities redeemable February 15, 2048 (the “2048 P-Caps” and, together with the 2028 P-Caps, the “P-Caps”) for an aggregate purchase price of $350,000,000 in private placements pursuant to Rule 144A under the Securities Act of 1933, as amended. The P-Caps do not carry registration rights and may be held only by qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, that are also “qualified purchasers” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended. The Trusts each invested the proceeds from the sale of their P-Caps in separate portfolios of principal and/or interest strips of U.S. Treasury Securities (the “Eligible Assets”).

On the Closing Date, the Company and PFSI entered into separate put option agreements (each a “Put Option Agreement” and, together, the “Put Option Agreements”) with each Trust, The Bank of New York Mellon, as put option calculation agent, and The Bank of New York Mellon Trust Company, N.A., as notes trustee. Each Trust’s Put Option Agreement provides that the Company has the right to require the applicable Trust to purchase, on one or more occasions, from the Company (the “Put Option”) senior notes in an aggregate principal amount at any one time outstanding and held by such Trust, in the case of the 2028 Trust, of up to $400,000,000 aggregate principal amount of the Company’s 4.111% Senior Notes due 2028 (the “2028 Senior Notes”) and, in the case of the 2048 Trust, of up to $350,000,000 aggregate principal amount of the Company’s 4.682% Senior Notes due 2048 (the “2048 Senior Notes” and, together with the 2028 Senior Notes, the “Senior Notes”). In consideration of the Put Option, the Company will pay to High Street Funding Trust I a semi-annual put option premium calculated at a rate of 1.275% per annum, and to High Street Funding Trust II a semi-annual put option premium calculated at a rate of 1.580% per annum, applied to the unexercised portion of the applicable Put Option. On the Closing Date, the Company and PFSI also entered into separate trust expense reimbursement agreements with each Trust, pursuant to which the Company agreed to reimburse the Trusts for their expenses in connection with the transaction, including trustees’ fees. The Senior Notes and the Company’s obligations under the Put Option Agreements and trust expense reimbursement agreements are fully, unconditionally and irrevocably guaranteed by PFSI.

Each Put Option will be exercised automatically in full if (1) the Company or PFSI fails to pay the premium under the applicable Put Option Agreement when due or any amount due and owing under the applicable trust expense reimbursement agreement or fails to purchase and pay for any Eligible Assets that are due and not paid on their payment date, and such failure is not cured within 30 days, or (2) upon certain bankruptcy events involving the Company or PFSI. The Company will be required to exercise each Put Option in full if (1) it reasonably believes that its consolidated stockholders’ equity, determined in accordance with U.S. GAAP but excluding accumulated other comprehensive income (loss) and equity of non-controlling interests, has fallen below $4 billion, which amount may be adjusted from time to time upon the occurrence of certain specified events, (2) an event of default under the indenture that governs the Senior Notes has occurred or would have occurred had the Senior Notes been outstanding, and (3) certain events relating to each Trust’s status as an “investment company” under the Investment Company Act of 1940, as amended, have occurred. In addition, at any time following exercise of the Put Option in whole or in part, other than upon an automatic exercise or a required exercise as described in this paragraph, the Company will have the right to repurchase any or all of the Senior Notes then held by each Trust in exchange for Eligible Assets that, together with any Eligible Assets held by such Trust immediately prior to such repurchase and any Senior Notes outstanding and held by such Trust immediately after such repurchase, in the aggregate entitle such Trust to receive aggregate payments of principal and interest in the same amounts as such Trust would have received if the Put Option had never been exercised.

The Company has the right to redeem, at its option, at any time following the voluntary exercise in full of the applicable Put Option (whether at once or as a result of multiple exercises) in respect of either series of Senior Notes, in whole, but not in part, outstanding Senior Notes of such series then held by a Trust at a redemption price equal to the principal amount of such Senior Notes or, if greater, a make-whole redemption price, in each case plus accrued and unpaid interest to, but excluding, the date of redemption. The P-Caps will be redeemed, in the case of the 2028 Trust, on February 15, 2028 and, in the case of the 2048 Trust, on February 15, 2048 or earlier upon an early redemption of the applicable series of Senior Notes. The Trust may also dissolve upon the occurrence of certain other events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

Date: March 15, 2018	By:	/s/ Karen E. Shaff
	Name:	Karen E. Shaff
	Title:	Executive Vice President, General Counsel and Secretary